EXHIBIT 99.(b)
Florida Progress Corporation   INVESTOR NEWS
Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442

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               Florida Power Corporation Announces Acquisition Of
                 Tiger Bay Facility To Achieve Customer Savings

ST. PETERSBURG, Florida, January 23, 1997 -- Florida Progress Corporation (NYSE:FPC) announced that Florida Power Corporation, its electric utility subsidiary, signed an agreement this week to acquire the 220-megawatt Tiger Bay cogeneration facility near Ft. Meade, Florida, for $445 million. Tiger Bay is Florida Power's largest cogeneration power supplier, representing more than 20 percent of the 1,050 megawatts of total capacity that the company receives from 16 cogenerators.

Like many utilities, Florida Power became obligated in the 1980's to sign long-term purchase power contracts with nonutility power producers, like the Tiger Bay project, to comply with the 1978 Public Utility Regulatory Polices Act. Since those contracts were signed, projections indicate dramatic declines in the market price of electricity, made possible by lower-than-predicted fuel costs, lower construction costs and more efficient power plant technology.

To mitigate the impact of these higher future costs for Florida Power's customers, the company is pursuing an aggressive strategy to reduce and restructure the financial impact of these contracts for its customers. Buying the Tiger Bay facility is expected to result in long-term customer savings in the range of more than $2 billion over the life of the existing contract that runs to 2025.

"This is a unique opportunity that should result in substantial savings. We can significantly reduce costs for our customers by purchasing the plant and terminating the purchased power obligations," said Joe Richardson, Florida Power president and chief operating officer. Florida Power will be seeking approval from the Florida Public Service Commission to recover the acquisition cost from customers over a 5-year period, as well as the cost of fuel for the facility.

The Tiger Bay facility is owned by Tiger Bay Limited Partnership, which is comprised of three general partners. Destec Energy, Inc., a leading independent power producer based in Houston, Texas, owns the largest share at about 50 percent. The other partners are Energy Investors Fund and General Peat. The proposed transaction is scheduled to close July 1, subject to approval by the appropriate regulatory agencies and the closing of a potential sale of Destec.

Florida Power intends to add this plant to its fleet of fossil-fired power plants. The Tiger Bay facility uses an advanced gas-fired combined cycle technology. The purchase would include the plant, equipment, spare parts and assigned contracts, including natural gas fuel and transportation contracts.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.3 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.

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